Exhibit 99.1

Ever-Glory Reports 2012 Full Year Financial Results

NANJING, China, April 15, 2013 /PRNewswire/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today reported its financial results for its fiscal year ended December 31, 2012

Total sales for the year ended December 31, 2012 were $279.6 million, an increase of 29.6% from the year ended December 31, 2011. This increase was primarily attributable to increased sales in our retail business as well as our wholesale business.

In 2012, retail sales from LA GO GO, the Company's branded retail division, increased 102.8% to $108.6 million, compared to $53.5 million in 2011. This increase was primarily due to the increase in new stores opened and same store sales. Ever-Glory had 727 LA GO GO stores as of December 31, 2012, compared to 467 LA GO GO stores at December 31, 2011. Currently, there are LA GO GO stores in more than 20 provinces in China.

In 2012, wholesale sales generated from the Company's wholesale business increased 5.4% to $171.0 million, compared to $162.2 million last year. This increase was primarily attributable to increased sales in the PRC, the United Kingdom and Japan partially offset for decreased sales in Germany and the United States..

Total gross profit for the year 2012 was $65.1 million, or 23.3% of total sales, compared to $44.5 million, or 20.6% of total sales last year.

Selling expenses for the year 2012 increased 85.8% to $33.7 million compared to $18.1 million last year. As a percentage of sales, selling expenses increased 370 basis points to 12.1% compared to 8.4% last year. The increase was attributable to the increased number of stores, leading to increased numbers of retail employees and increased average salaries, as well as the increased store decoration and marketing expenses associated with the promotion of the LA GO GO brand.

General and administrative expenses for the year 2012 increased 13.3% to $16.2 million compared to $14.3 million last year. As a percentage of sales, general and administrative expenses decreased 80 basis points to 5.8% compared to 6.6% last year. The decrease was attributable to the increase in sales.

Income from operations increased 25.1% to $15.1 million in 2012 compared to $12.1 million in 2011. As a percent of sales, income from operations accounted for 5.4% of our total sales in 2012, a decrease of 0.2% compared to 2011.

For 2012, net income was $12.8 million, or $0.87 per diluted share, an increase of 32.7% from $9.6 million, or $0.65 per diluted share in 2011. Net income for 2012 includes approximately $0.1 million, or $0.01 per diluted share, of non-cash income related to the change in fair value of a derivative liability compared to approximately $0.2 million, or $0.01 per diluted share, of non-cash income related to the change in fair value of a derivative liability for 2011. Excluding this non-cash item for 2012 and 2011, non-GAAP diluted earnings per share were $0.86 in 2012 compared to $0.64 in 2011. See "About Non-GAAP Financial Measures" below.

Balance Sheet and Cash Flow

As of December 31, 2012, Ever-Glory had approximately $9.4 million of cash and cash equivalents, compared to approximately $8.8 million as of December 31, 2011. Ever-Glory had working capital of approximately $11.1 million as of December 31, 2012, and outstanding bank loans of approximately $46.9 million as of December 31, 2012.

Business Outlook

For the first quarter of 2013, Every-Glory anticipates total net sales in the range of $68 to $85 million and net income in the range of $2.0 to $3.0 million. For full year 2013, Every-Glory anticipates total net sales in the range of $300 to $360 million and net income in the range of $11 to $17 million. The full year revenue forecast is comprised of $150 to $180 million in anticipated wholesale revenue and $150 to $180 million in anticipated revenue from retail operations.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE MKT), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO".

About Non-GAAP Financial Measures

This press release and presentations of management related to the subject matter of this press release contains financial measures for earnings that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") in that they exclude the items arising from the change in fair value of a derivative liability. Ever-Glory believes that these non-GAAP financial measures are useful to investors because they reflect the essential operating activities of Ever-Glory. Readers are cautioned, however, that non-GAAP measures are subject to inherent limitations because they involve the exercise of judgment about which items are excluded in the determination of the non-GAAP financial measure.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure for 2012 and 2011:

Adjusted Net Income

	2012	2011
GAAP Net Income	$12,802,942	$9,647,003
GAAP Diluted EPS	$0.87	$0.65

Addition:
Non-Cash Income for
Change in fair value of derivative liability:	$96,800	$216,000

Non GAAP Net Income:	$12,706,142	$9,431,003
Non GAAP Diluted EPS:	$0.86	$0.64
Diluted Shares used in computation	14,767,253	14,757,319

Conference Call

The Company will hold a conference call today at 8:00 a.m. Eastern Time which will be hosted by Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-4790 and referring to the confirmation code 8687528. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com.

A replay of the call will be available from 11:00 a.m. April 15, 2013 through April 22, 2013 Eastern Time by calling # 1-858-384-5517; pin number: 8687528.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact Information

Company Contact
Yanhua Huang
Tel: +86-25-5209-6875

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

SALES	$279,633,212	$215,779,014

COST OF SALES	214,577,277	171,234,899

GROSS PROFIT	65,055,935	44,544,115

OPERATING EXPENSES
Selling expenses	33,723,088	18,145,937
General and administrative expenses	16,248,947	14,344,606
Total operating expenses	49,972,035	32,490,543

INCOME FROM OPERATIONS	15,083,900	12,053,572

OTHER INCOME (EXPENSE)
Interest income	1,348,646	703,039
Interest expense	(2,103,103)	(1,446,192)
Change in fair value of derivative liability	96,800	216,000
Other income	284,310	160,830
Total other income(expense)	(373,347)	(366,323)

INCOME BEFORE INCOME TAX EXPENSE	14,710,553	11,687,249

INCOME TAX EXPENSE	(1,907,611)	(2,040,246)

NET INCOME	12,802,942	9,647,003

Foreign currency translation gain	385,284	1,327,093
COMPREHENSIVE INCOME	13,188,226	10,974,096

EARNINGS PER SHARE:
Basic and diluted	$0.87	$0.65
Weighted average number of shares outstanding
Basic and diluted	14,767,253	14,757,319